Exhibit 99.1

99 CENTS ONLY STORES REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2016 RESULTS

Fourth Quarter Fiscal 2016 Overview:

•                  Inventory balance decreased by $69.6 million, or 26% compared to the prior quarter

•                  Net sales increased by 1.0% to $517.8 million compared to the prior year

•                  Same-store sales decreased by 3.2%

•                  Adjusted EBITDA1  was $2.4 million compared to $34.6 million in the prior year

•                  Net loss was $11.7 million compared to $2.3 million in the prior year

Full-Year Fiscal 2016 Overview:

•                  Inventory balance decreased by $99.4 million, or 34% compared to the prior year

•                  Net sales increased by 4.0% to $2,004.0 million compared to the prior year

•                  Same-store sales decreased by 2.7%

•                  Adjusted EBITDA  was $39.5 million compared to $143.7 million in the prior year

•                  Net loss was $241.2 million compared to net income of $5.5 million in the prior year

CITY OF COMMERCE, California — April 28, 2016 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for each of the fourth quarter and full fiscal year ended January 29, 2016 (“fiscal 2016”).

Geoffrey Covert, President and Chief Executive Officer, stated, “The new senior leadership team is in the early stages of executing our plan to improve the operating performance through aligning around our four key strategic priorities and focusing on improving our customers’ experience.  The team has focused on and delivered significant improvements in our liquidity through monetizing and reducing inventory by nearly $100 million as compared to last year and proactively amending and extending our ABL facility. While it will take time to completely address the issues we are facing and even longer for our efforts to be reflected in the Company’s financial results, I am quite pleased with our initial progress. I look forward to executing on our strategy, improving our financial and operational performance and driving significantly enhanced value for all of our stakeholders in the quarters and years ahead.”

1             EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of, these non-GAAP measures are included in this press release.

Fourth Quarter Financial Results

For the fourth quarter of fiscal 2016, the Company’s net sales increased 1.0% to $517.8 million, compared to $512.6 million in the fourth quarter of the prior fiscal year ended January 30, 2015 (“fiscal 2015”). Same-store sales decreased 3.2% due to lower customer traffic of 4.8%, partially offset by higher average ticket of 1.6%. Same store sales decline was primarily driven by ongoing initiatives to clear excess seasonal inventory, cannibalization impact of recent new store openings as well as challenges in produce and consumables sales.

Gross margin, as a percentage of net sales, was 26.7% in the fourth quarter of fiscal 2016, a decline of 510 basis points from the fourth quarter of fiscal 2015.  Gross margin was negatively impacted by an increase in cost of goods sold, partially as a result of the Company’s ongoing initiatives to clear excess seasonal inventory, higher shrink & scrap as well as higher distribution costs. Selling, general and administrative expenses were $162.2 million, or 31.3% as a percentage of net sales, an increase of 185 basis points from the fourth quarter of fiscal 2015. The increase in selling, general and administrative expenses as a percentage of net sales was primarily driven by increase in workers’ compensation accrual, long-lived asset impairments and higher depreciation and amortization.

As previously announced, during the third quarter of fiscal 2016, the Company recorded a $120.0 million non-cash goodwill impairment charge relating to the retail reporting unit. This was a preliminary estimate of the non-cash impairment charge. The Company completed the analysis in the fourth quarter of fiscal 2016 and recorded an adjustment of $28.0 million, lowering the goodwill impairment charge to $92.0 million.  The goodwill impairment charge did not adversely affect the Company’s debt position, cash flow, liquidity or compliance with financial covenants.

Net loss was $11.7 million in the fourth quarter of fiscal 2016 compared to net loss of $2.3 million for the fourth quarter of fiscal 2015. Net loss as a percentage of net sales was (2.3)% for the fourth quarter of fiscal 2016, compared to (0.4)% for the fourth quarter of fiscal 2015.  Adjusted EBITDA was $2.4 million in the fourth quarter of fiscal 2016, compared to $34.6 million in the fourth quarter of fiscal 2015.  Adjusted EBITDA margin was 0.5% in the fourth quarter of fiscal 2016, compared to 6.7% in the fourth quarter of fiscal 2015.

Full-Year Financial Results

For full-year fiscal 2016, the Company’s net sales increased 4.0% to $2,004.0 million, compared to $1,926.9 million in fiscal 2015. Same-store sales decreased 2.7% due to lower customer traffic of 4.5%, partially offset by higher average ticket of 1.9%.  Net loss was $241.2 million in fiscal 2016, compared to net income of $5.5 million in fiscal 2015.  Net loss as a percentage of total sales was (12.0)% in fiscal 2016, compared to net income as a percentage of total sales of 0.3% in fiscal 2015.  Adjusted EBITDA was $39.5 million in fiscal 2016, compared to $143.7 million in fiscal 2015.  Adjusted EBITDA margin was 2.0% in fiscal 2016, compared to 7.5% in fiscal 2015.

Average sales per store open at least 12 months on a trailing 52-week period were $5.1 million in fiscal 2016 compared to $5.4 million in fiscal 2015.  Average net sales per estimated saleable square foot (computed for stores open at least 12 months) on a trailing 52-week period was $314 per square foot for fiscal 2016, compared to $328 per square foot for fiscal 2015.

Store Openings

During the fourth quarter of fiscal 2016, the Company opened two new stores. As of the end of the fourth quarter of fiscal 2016, the Company operated 391 stores, an increase of 2.1% in store count over the end of the fourth quarter of fiscal 2015.

Fiscal 2017 Outlook

For the fiscal year ended January 27, 2017 (“fiscal 2017”), the Company currently expects:

•                  Positive same store sales growth

•                  Capital expenditures of approximately $35 million to $40 million

•                  Substantial year-over-year increase in Adjusted EBITDA, particularly in the second half of fiscal 2017

•                  6 to 8 new store openings

SEC Comment Letter

The Company is addressing a comment received from the staff of the Division of Corporate Finance of the Securities and Exchange Commission (the “Staff”) regarding the timing of a deferred tax asset valuation allowance charge that the Company recorded in the second quarter of fiscal 2016 (the “DTA Charge”).  The Company is working diligently with its independent auditor and the Staff on a response to the comment.

Conference Call Details

The Company’s conference call to discuss its full year and fourth quarter of fiscal 2016 and the other matters described in this release is scheduled for Thursday, April 28, 2016 at 1:00 p.m. Pacific Time (4:00 p.m. Eastern Time).

The live call can be accessed by dialing 1-855-327-6837 (domestic) or 1-631-891-4304 (international).  Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Fiscal 2016 Fourth Quarter and Full Year Earnings Conference Call, and be prepared to provide the operator with your name, company name, position and the conference ID: 10001125. The call will also be broadcast live over the Internet, accessible through the Investor Relations section of the Company’s website at http://99only.com/investor-relations.

A telephonic replay of the call will be available beginning Thursday, April 28, 2016, at 7:00 p.m. Eastern Time, through Thursday, May 12, 2016, at 11:59 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and enter the replay pin number: 10001125. A replay of the webcast will also be available for 60 days upon completion of the conference call, accessible through the Investor Relations section of the Company’s website at http://99only.com/investor-relations.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investor Relations section of the Company’s website at http://99only.com/investor-relations.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by the following amounts: non-cash adjustments to reserve balances, stock-based compensation, fees and expenses related to the Merger (as defined below), legal settlements, non-ordinary course store closures, and other non-cash or one-time items.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

About 99 Cents Only Stores

Founded in 1982, the Company operates 391 extreme value retail stores with 283 in California, 49 in Texas, 38 in Arizona and 21 in Nevada as of April 26, 2016. The Company is an extreme value retailer of consumable and general merchandise and seasonal products.  For more information, visit www.99only.com.

Investor Contact:

Addo Communications

Lasse Glassen

(424) 238-6249

lasseg@addocommunications.com

### Tables to Follow ###

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the Fourth Quarter Ended
	January 29, 2016	January 30, 2015
	(In thousands)
	(Unaudited)

Net loss	$(11,660)	$(2,298)
Interest expense, net	16,350	16,121
Provision (benefit) for income taxes	(627)	(1,745)
Depreciation and amortization	17,681	15,907
EBITDA	$21,744	$27,985
Stock-based compensation (a)	83	830
Purchase accounting effect on leases (b)	558	512
Goodwill impairment (c)	(28,027)	—
Impairment of long-lived assets (d)	1,661	149
Cost of sales adjustments (e)	1,865	—
Inventory adjustments (f)	30	—
Employee related expenses (g)	1,753	2,324
Professional and consultant fees (h)	1,206	178
Gain on sales of assets (i)	3	(63)
Promotional adjustments (j)	710	—
Other (k)	822	2,683
Adjusted EBITDA	$2,408	$34,598

(a)       Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)       Represents purchase accounting effect on rent revenue and rent expense.

(c)        Represents goodwill impairment charge (credit) related to retail reporting unit.

(d)       Represents charges related to impairment of underperforming stores, trademarks, favorable lease and equipment in fiscal 2016 and asset held for sale in fiscal 2015.

(e)        Represents lower of cost or market adjustments and close-out inventory write-offs and other.

(f)         Represents charges related to excess and obsolescence reserve.

(g)        Represents expenses related to severance for former employees, signing and retention bonuses and other employee related expenses.

(h)       Represents professional fees and consultant fees.

(i)           Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(j)          Represents promotions aimed at profitability improvement.

(k)       Represents the following non-cash or other charges and income: for all periods, legal reserve adjustments and other.

	For the Years Ended
	January 29, 2016	January 30, 2015
	(In thousands)
	(Unaudited)

Net (loss) income	$(241,226)	$5,502
Interest expense, net	65,649	62,734
Provision for income taxes	31,942	3,605
Depreciation and amortization	68,191	55,698
EBITDA	$(75.444)	$127,539
Stock-based compensation (a)	1,538	2,846
Purchase accounting effect on leases (b)	2,449	1,830
Goodwill impairment (c)	91,973	—
Impairment of long-lived assets (d)	2,171	149
Cost of sales adjustments (e)	2,770	—
Inventory adjustments (f)	627	—
Executive related expenses (g)	7,740	5,505
Real estate projects termination charges (h)	2,949	—
Professional and consultant fees (i)	1,713	627
Gain on sales of assets (j)	(5,596)	(179)
Promotional adjustments (k)	4,370	—
Other (l)	2,233	5,397
Adjusted EBITDA	$39,493	$143,714

(a)       Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)       Represents purchase accounting effect on rent revenue and rent expense.

(c)        Represents goodwill impairment charge related to retail reporting unit.

(d)       Represents charges related to impairment of underperforming stores, trademarks, favorable lease and equipment in fiscal 2016 and asset held for sale in fiscal 2015.

(e)        Represents lower of cost or market adjustments, close-out inventory write-offs and return fee and other.

(f)         Represents charges related to excess and obsolescence reserve.

(g)        Represents expenses related to severance for former employees, signing and retention bonuses and other employee related expenses.

(h)       Represents charges relating to previously capitalized store and distribution center real-estate development costs expensed upon termination of related projects.

(i)           Represents professional and consultant fees.

(j)          Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(k)       Represents promotions aimed at profitability improvement.

(l)           Represents the following non-cash or other charges and income: (i) for all periods, legal reserve adjustments and other; (ii) for fiscal 2016, reimbursement of Company related expenses incurred by the Sponsor and (iii) for fiscal 2015, prior year property tax assessments.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	January 29, 2016	January 30, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,312	$12,463
Accounts receivable, net of allowance for doubtful accounts of $140 and $58 at January 29, 2016 and January 30, 2015, respectively	1,674	1,954
Income taxes receivable	3,665	10,911
Deferred income taxes	16,633	41,583
Inventories, net	196,651	296,040
Assets held for sale	2,308	3,094
Other	18,603	19,039

Total current assets	241,846	385,084
Property and equipment, net	542,570	581,020
Deferred financing costs, net	12,461	15,463
Intangible assets, net	453,242	460,311
Goodwill	387,772	479,745
Deposits and other assets	7,319	7,543

Total assets	$1,645,210	$1,929,166

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$79,197	$139,287
Payroll and payroll-related	18,421	20,004
Sales tax	13,314	14,087
Other accrued expenses	41,464	40,168
Workers’ compensation	76,389	70,491
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligations	989	380

Total current liabilities	235,912	290,555
Long-term debt, net of current portion	887,388	901,395
Unfavorable lease commitments, net	5,746	8,220
Deferred rent	27,389	23,293
Deferred compensation liability	709	724
Capital and financing lease obligation, net of current portions	34,817	24,681
Long-term deferred income taxes	179,678	170,678
Other liabilities	5,118	1,868

Total liabilities	1,376,757	1,421,414

Commitments and contingencies
Member’s Equity:
Member units – 100 units issued and outstanding at January 29, 2016 and January 30, 2015	550,226	549,135
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(262,411)	(21,185)
Other comprehensive loss	(162)	(998)

Total equity	268,453	507,752

Total liabilities and equity	$1,645,210	$1,929,166

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Fourth Quarter Ended		For the Years Ended
	January 29, 2016	January 30, 2015	January 29, 2016	January 30, 2015
Net Sales:
99¢ Only Stores	$508,368	$502,042	$1,961,050	$1,881,865
Bargain Wholesale	9,471	10,525	42,945	45,084
Total sales	517,839	512,567	2,003,995	1,926,949
Cost of sales	379,642	349,481	1,441,631	1,308,849
Gross profit	138,197	163,086	562,364	618,100
Selling, general and administrative expenses	162,161	151,008	614,026	546,259

Goodwill impairment	(28,027)	—	91,973	—
Operating (loss) income	4,063	12,078	(143,635)	71,841
Other (income) expense:
Interest income	(1)	—	(4)	—
Interest expense	16,351	16,121	65,653	62,734
Total other expense, net	16,350	16,121	65,649	62,734
(Loss) income before provision for income taxes	(12,287)	(4,043)	(209,284)	9,107
Provision (benefit) for income taxes	(627)	(1,745)	31,942	3,605
Net (loss) income	$(11,660)	$(2,298)	$(241,226)	$5,502

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Years Ended
	January 29, 2016	January 30, 2015

Cash flows from operating activities:
Net (loss) income	$(241,226)	$5,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	66,402	53,911
Amortization of deferred financing costs and accretion of OID	4,820	4,344
Amortization of intangible assets	1,789	1,787
Amortization of favorable/unfavorable leases, net	1,704	735
Gain on disposal of fixed assets	(5,416)	(84)
Loss on interest rate hedge	1,402	1,504
Goodwill impairment	91,973	—
Long-lived and intangible assets impairment	2,171	149
Deferred income taxes	33,394	4,212
Stock-based compensation	1,538	2,846
Changes in assets and liabilities associated with operating activities:
Accounts receivable	280	(161)
Inventories	99,389	(89,796)
Deposits and other assets	1,228	(2,258)
Accounts payable	(44,407)	52,530
Accrued expenses	(2,081)	7,586
Accrued workers’ compensation	5,898	(3,427)
Income taxes	7,246	(6,413)
Deferred rent	4,096	10,105
Other long-term liabilities	1,457	(4,801)

Net cash provided by operating activities	31,657	38,271

Cash flows from investing activities:
Purchases of property and equipment	(65,950)	(111,387)
Proceeds from sale of property and fixed assets	31,436	39

Net cash used in investing activities	(34,514)	(111,348)

Cash flows from financing activities:
Payments of long-term debt	(6,138)	(6,138)
Proceeds under revolving credit facility	471,350	305,500
Payments under revolving credit facility	(480,550)	(248,500)
Payments of debt issuance costs	(487)	—
Proceeds from financing lease obligations	9,359	—
Payments of capital and financing lease obligations	(381)	(88)
Payments to repurchase stock options of Number Holdings, Inc.	(390)	(76)
Net settlement of stock options of Number Holdings, Inc. for tax withholdings	(57)	—

Net cash (used in) provided by financing activities	(7,294)	50,698

Net decrease in cash	(10,151)	(22,379)
Cash - beginning of period	12,463	34,842

Cash - end of period	$2,312	$12,463

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2016. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.